EXHIBIT 99(b)


                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
MAY 1, 1995
CONTACT PERSON:          STACY DUCKETT, VICE PRESIDENT
                         CORPORATE COMMUNICATIONS
                         (501) 688-8229


       TCBY INTERNATIONAL LICENSES DEVELOPMENT IN PORTUGAL
           First Development in Europe for the Company

LITTLE ROCK, AR - MONDAY (MAY 1, 1995) - TCBY ENTERPRISES, INC., (NYSE:TBY) TCBY International has awarded local development rights for "TCBY" products in Portugal to Companhia de Gelados.

Companhia de Gelados'  licensing agreement  calls for the  opening of  10
"TCBY" frozen yogurt stores in Portugal during the next five years in addition to implementing wholesale distribution for the "TCBY" hardpack frozen yogurt product line to supermarkets and other foodservice outlets.

"We are  very  excit     ed about  the  opportunity to  market  "TCBY" yogurt
products in Portugal. Companhia de Gelados will do an excellent job of introducing our products to local consumers. This will be the Company's first venture into the European market, and we are looking forward to further expansion throughout Europe." said Hartsell Wingfield, President TCBY International Division.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, novelty products and custom foodservice vehicles, and markets refrigerated yogurt and foodservice equipment. The Company is the largest franchisor, licensor and operator of frozen yogurt stores in the world.

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